News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G SHAREHOLDERS ELECT ALL 11 P&G DIRECTORS; BOARD DECLARES QUARTERLY DIVIDEND AT 2022 ANNUAL MEETING
Rajesh Subramaniam, President and Chief Executive Officer of FedEx Corporation, Newly Elected to P&G Board of Directors

CINCINNATI, October 11, 2022 – The Procter & Gamble Company (NYSE:PG) today announced that at its 2022 Annual Meeting of Shareholders, Rajesh Subramaniam, President and Chief Executive Officer of FedEx Corporation, was newly elected to its Board of Directors, effective immediately. P&G shareholders elected all 11 P&G Director nominees, including Mr. Subramaniam and 10 incumbent Directors, with each receiving more than 90 percent support according to preliminary voting results. P&G’s Board is comprised of eminently qualified individuals who bring seasoned judgment and a variety of skills and experiences with them into the boardroom. The elected Directors are also demographically diverse—45 percent women and 45 percent multicultural—with a mix of tenure, age, and industry experience. P&G’s Board of Directors is made up of the following individuals:
B. Marc Allen
Angela F. Braly
Amy L. Chang
Joseph Jimenez
Christopher Kempczinski
Debra L. Lee
Terry J. Lundgren
Christine M. McCarthy
Jon Moeller
Rajesh Subramaniam
Patricia A. Woertz

P&G’s newest Board member Rajesh Subramaniam is President and Chief Executive Officer of FedEx Corporation, a position he has held since June 2022.

“Raj brings to P&G’s Board significant experience in the areas of corporate operations, strategy, technology, and innovation. In addition, his global leadership experience in markets outside the U.S. will allow him to contribute unique insights and perspective to our Board,” said Jon Moeller, P&G’s Chairman of the Board, President and Chief Executive Officer.

Mr. Subramaniam previously served as President and Chief Operating Officer of FedEx from 2019 to 2022, as President and Chief Executive Officer of FedEx Express during 2019 and as Executive Vice President – Chief Marketing & Communications Officer of FedEx from 2017 to 2018.

Prior to these roles, he held various leadership positions in operations and marketing across the FedEx portfolio of operating companies, including as a Senior Vice President and Vice President in the company’s Canada and Asia Pacific businesses, and began his career with FedEx in 1991.

In addition to serving on the Board of FedEx Corporation, Mr. Subramaniam serves on the U.S. Chamber of Commerce’s China Center Advisory Board, FIRST, U.S.-India Strategic Partnership Forum, and the U.S.-China Business Council. He is a member of the U.S.-India CEO Forum.

 Mr. Subramaniam holds a bachelor’s degree in chemical engineering from the Indian Institute of Technology (IIT), a master’s degree in chemical engineering from Syracuse University, and a master’s degree in business administration from The University of Texas at Austin.

Company shareholders also voted today in favor of two Board proposals to ratify the appointment of P&G's independent registered public accounting firm and for an advisory vote on executive compensation.

The results of the vote announced today are considered preliminary until final results are tabulated and certified by the independent Inspector of Elections. Final results will be reported on a Form 8-K filed with the U.S. Securities and Exchange Commission, at which time they will become available on www.pginvestor.com and www.sec.gov.

Also at today’s Annual Meeting, the Company announced that the P&G Board of Directors declared a quarterly dividend of $0.9133 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after November 15, 2022 to Common Stock shareholders of record at the close of business on October 21, 2022, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on October 21, 2022.

P&G has been paying a dividend for 132 consecutive years since its incorporation in 1890 and has increased its dividend for 66 consecutive years.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®.  The P&G community includes operations in approximately 70 countries worldwide.  Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contacts:
Erica Noble, +1.513.271.1793
Jennifer Corso, +1.513.983.2570

P&G Investor Relations Contact:
John Chevalier, +1.513.983.9974

Category: PG-IR